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                     December 15, 2023

       Shannon Shen
       Chief Financial Officer
       Gaotu Techedu Inc.
       5F, Gientech Building, 17 East Zone
       10 Xibeiwang East Road
       Haidian District, Beijing 100193
       People   s Republic of China

                                                        Re: Gaotu Techedu Inc.
                                                            Form 6-K Filed
February 28, 2023
                                                            Form 20-F for
Fiscal Year Ended December 31, 2022
                                                            File No. 001-38923

       Dear Shannon Shen:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services
       cc:                                              Yilin Xu, Esq.